EXHIBIT 99.4

UNAUDITED PROFORMA FINANCIAL INFORMATION

On December 27, 2016, (the “Closing Date”) GlyEco, Inc. (the “Company”) closed its acquisition of WEBA Technology Corp. (“WEBA”) pursuant to a Stock Purchase Agreement (the “WEBA SPA”) by and among the Company, WEBA, and the holders of all of the common stock (the “WEBA Shares”) of WEBA (the “WEBA Sellers”), dated the Closing Date. Pursuant to the WEBA SPA, the Company acquired all of the WEBA Shares from the WEBA Sellers for $150,000 in cash and $2.65 million in 8% Promissory Notes (the “Seller Notes”, and the transaction, the “WEBA Acquisition”). In addition, the Sellers may be entitled to receive earn-out payments of up to an aggregate of $2,500,000 for calendar years 2017, 2018, and 2019 based upon terms set forth in the WEBA SPA. Following the WEBA Acquisition, WEBA became a wholly owned subsidiary of the Company.

The total fair value of consideration to be transferred for the acquisition is $5,107,523, consisting of the $150,000 payment in cash, $562,500 in Company Common Stock, $2.65 million in Seller Notes and contingent earn-out payments described above with a deemed value of $1,745,023, with contingent payments extending over a period of three years following the WEBA Acquisition. The Company also recorded an income tax benefit of $1.03 million associated with the WEBA Acquisition.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2016 includes the unaudited historical balance sheet of the Company as of September 30, 2016 and the unaudited historical balance sheet of WEBA as of September 30, 2016, giving effect to the acquisition as if it had been consummated on September 30, 2016. The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2016 includes the unaudited historical statement of operations of the Company and unaudited historical statement of income of WEBA for the nine months ended September 30, 2016. The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 combines the audited historical consolidated statement of operations of the Company for the year ended December 31, 2015 and the audited historical statement of income of WEBA for the year ended December 31, 2015. The unaudited pro forma statements of operations give effect to the acquisition as if it had been consummated at the beginning of the periods presented.

Unaudited pro forma condensed combined financial information is presented for information purposes only and is not necessarily indicative of the results that actually would have been realized had the acquisition been completed on the date indicated or which may be expected to occur in the future.

The unaudited pro forma condensed combined financial information should be read in conjunction with the audited historical financial statements and related notes of the Company which are incorporated by reference into this Form 8-K/A and the audited historical financial statements and related notes of WEBA, which are included as an exhibit in this Form 8-K/A.

The unaudited pro forma condensed combined financial information excludes costs associated with the integration and consolidation of the companies.

GLYECO, INC. & WEBA TECHNOLOGY CORP.

PRO FORMA CONDENSED COMBINED - BALANCE SHEETS

as of September 30, 2016

(Unaudited)

		WEBA	Pro Forma
	GlyEco, Inc.	Technology Corp.	Adjustments		Combined
ASSETS
Current assets
Cash	$1,710,273	65,663	(150,000	)(a)	$1,625,936
Cash - restricted	100,000	-	-		100,000
Accounts receivable, net	657,827	402,285	-		1,060,112
Due from GlyEco, Inc.	-	37,665	(37,665	)(b)	-
Loan to related party	-	500,000	-		500,000
Prepaid expenses and other current assets	85,916	-	-		85,916
Inventory	235,990	-	-		235,990
Total current assets	2,790,006	1,005,613	(187,665)		3,607,954
Deposits	32,035	-	-		32,035
Intangible assets	243,911	-	2,575,000	(c)	2,818,911
Goodwill	885,295	-	2,729,229	(d)	3,614,524
Property, plant and equipment, net	1,787,737	7,132	-		1,794,869
TOTAL ASSETS	$5,738,984	1,012,745	5,116,564		$11,868,293
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$870,199	$90,956	$-		$961,155
Contingent acquisition obligation	100,000	-	1,745,023	(e)	1,845,023
Notes payable – current portion	110,794	-	-		110,794
Loan from shareholders	-	450,000	(450,000	)(i)	-
Capital lease obligations – current portion	6,243	-	-		6,243
Due to WEBA Technology Corp.	37,665	-	(37,665	)(b)	-
Total current liabilities	1,124,901	540,956	1,257,358		2,923,215
Notes payable – non-current portion	186,298	-	2,650,000	(j)	2,836,298
Capital lease obligations – non current portion	4,769	-	-		4,769
TOTAL LIABILITIES	1,315,968	540,956	3,907,358		5,764,282

TOTAL SHAREHOLDERS’ EQUITY	4,423,016	471,789	1,209,206	(f)	6,104,011
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,738,984	$1,012,745	$5,116,564		$11,868,293

See accompanying notes to unaudited pro forma condensed combined financial statements

GLYECO, INC. & WEBA TECHNOLOGY CORP.

PRO FORMA CONDENSED COMBINED - STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2016

(Unaudited)

		WEBA	Pro Forma
	GlyEco, Inc.	Technology Corp.	Adjustments		Combined
Net sales	$4,145,741	$1,860,028	$(295,499	)(g)	$5,710,270
Cost of goods sold	3,968,501	1,202,402	(295,499	)(g)	4,875,404
Gross profit (loss)	177,240	657,626	-		834,866
Operating Expenses:
Selling, general and administrative	2,716,773	544,590	320,247	(h)	3,581,610
Income (loss) from operations	(2,539,533)	113,036	(320,247)		(2,746,744)
Other expenses, net	2,413	-	159,000	(k)	161,413
(Loss) income before provision for income taxes	(2,541,946)	113,036	(479,247)		(2,908,157)
Provision for income taxes	6,031	-	(1,030,000	)(l)	(1,023,969)
Net income (loss)	$(2,547,977)	$113,036	$(550,753)		$(1,884,188)
Net loss per share of common stock, basic and diluted	$(0.02)				$(0.02)
Weighted average number of shares of common stock outstanding, basic and diluted	106,102,370		5,625,000	(i)	111,727,370

See accompanying notes to unaudited pro forma condensed combined financial statements

GLYECO, INC. & WEBA TECHNOLOGY CORP.

PRO FORMA CONDENSED COMBINED - STATEMENT OF OPERATIONS

For the Year Ended December 31, 2015

(Unaudited)

		WEBA	Pro Forma
	GlyEco, Inc.	Technology Corp.	Adjustments		Combined
Net sales	$7,364,452	$2,533,905	$(375,362	)(g)	$9,522,995
Cost of goods sold	8,167,841	1,652,658	(375,362	)(g)	9,445,137
Gross profit (loss)	(803,389)	881,247	-		77,858
Operating Expenses:
Selling, general and administrative	11,477,791	722,012	426,996	(h)	12,626,799
Income (loss) from operations	(12,281,180)	159,235	(426,996)		(12,548,941)
Other expenses, net	160,706	-	(212,000	)(k)	372,706
(Loss) income before provision for income taxes	(12,441,886)	159,235	(638,996)		(12,921,647)
Provision for income taxes	10,374	-	(1,030,000	)(l)	(1,019,626)
Net income (loss)	$(12,452,260)	$159,235	$(391,004)		$(11,902,021)
Net loss per share of common stock, basic and diluted	$(0.18)				$(0.16)
Weighted average number of shares of common stock outstanding, basic and diluted	69,113,112		5,625,000	(i)	74,738,112

See accompanying notes to unaudited pro forma condensed combined financial statements

GLYECO, INC. & WEBA TECHNOLOGY CORP.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

The unaudited pro forma condensed combined balance sheet as of September 30, 2016 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2016 and the year ended December 31, 2015, are based on GlyEco, Inc.’s (the “Company”) unaudited historical consolidated financial statements as of and for the nine months ended September 30, 2016, historical audited consolidated financial statements for the year ended December 31, 2015, and the unaudited historical financial statements of WEBA Technology Corp. (“WEBA”) as of and for the nine months ended September 30, 2016 and historical audited financial statements for the year ended December 31, 2015, after giving effect to the Company’s acquisition of WEBA on December 27, 2016 and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The Company is required to recognize the assets acquired and, liabilities assumed, measured at their fair values as of the acquisition date. Significant assumptions and estimates have been made in determining the purchase price and the allocation of the purchase price in the unaudited pro forma condensed combined financial statements.

Accounting Periods Presented

The unaudited pro forma condensed combined balance sheet as of September 30, 2016 is presented as if the WEBA acquisition had been consummated on such date, and statements of operations for the nine months ended September 30, 2016, and for the year ended December 31, 2015 are presented as if the WEBA acquisition occurred at the beginning of the periods presented.

NOTE 2. PURCHASE PRICE ALLOCATION

On December 27, 2016, the Company entered into a Stock Purchase Agreement (“WEBA SPA”) with WEBA, a privately-owned company that develops, manufactures and markets additive packages for the antifreeze/coolant, gas patch coolants and heat transfer industries. Pursuant to the WEBA SPA, the Company acquired all of the WEBA shares from the WEBA sellers for $150,000 in cash and $2.65 million in 8% Promissory Notes. In addition, the WEBA sellers may be entitled to receive earn-out payments of up to an aggregate of $2,500,000 for calendar years 2017, 2018, and 2019 based upon terms set forth in the WEBA SPA. The Company also issued 5,625,000 shares as repayment of $450,000 of notes payable due to the WEBA sellers. The fair market value of the shares was $0.10 on the date of issuance. Following the WEBA acquisition, WEBA became a wholly owned subsidiary of the Company.

We accounted for the acquisition of WEBA as required under applicable accounting guidance. Tangible assets acquired are recorded at fair value. Identifiable intangible assets that we acquired are recognized separately if they arise from contractual or other legal rights or if they are separable, and are recorded at fair value. Goodwill is recorded as the excess of the consideration transferred over the fair value of the net identifiable assets acquired. The earn-out payments liability was recorded at its estimated fair value of $1,745,023.

Although management estimates that certain of the contingent consideration will be paid, it has applied a discount rate to the contingent consideration amounts in determining fair value to represent the risk of these payments not being made. The total acquisition date fair value of the consideration transferred and to be transferred is estimated at approximately $6.1 million, as follows:

Cash payment to the WEBA Sellers at closing	$150,000
Common Stock issuance to the WEBA Sellers	562,500
Promissory notes to the WEBA Sellers	2,650,000
Contingent cash consideration to the WEBA Sellers	1,745,023
Income tax benefit	1,030,000
Total acquisition date fair value	$6,137,523

Allocation of Consideration Transferred

The identifiable assets acquired and liabilities assumed were recognized and measured as of the acquisition date based on their estimated fair values as of December 27, 2016, the acquisition date. The excess of the acquisition date fair value of consideration transferred over the estimated fair value of the net tangible assets and intangible assets acquired was recorded as goodwill.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date.

Cash	$172,950
Accounts receivable	342,151
Loan receivable from RS&T	500,000
Property and equipment	8,720
Customer list	470,000
Intellectual property	880,000
Trade name	390,000
Non compete agreement	835,000
Total identifiable assets acquired	3,598,821
Accounts payable and accrued expenses	190,527
Total liabilities assumed	190,527
Total identifiable assets less liabilities assumed	3,408,294
Goodwill	2,729,229

Net assets acquired	$6,137,523

The Company is amortizing the intangibles (excluding goodwill) over an estimated useful life of five to ten years. The Company will evaluate the fair value of the earn-out liability on a periodic basis and adjust the balance, with an offsetting adjustment to the income statement, as needed.

NOTE 3. PRO FORMA AND RECLASSIFICATION ADJUSTMENTS

Pro forma adjustments are made to reflect the estimated purchase price, to adjust amounts related to WEBA’s net tangible assets and intangible assets to the fair values of those assets and to reflect the amortization expense related to the estimated amortizable intangible assets.

The following describes the pro forma adjustments related to the WEBA Acquisition made in the accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2016, and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2016 and the year ended December 31, 2015, giving effect to the acquisition as if it had been consummated at the beginning of the periods presented:

(a)	To reflect the cash paid to the Sellers in connection with the WEBA Acquisition ($150,000).

(b)	To reflect the elimination of amounts owed by the Company to WEBA.

(c)	To reflect the fair value of identifiable intangible assets acquired.

(d)	To reflect the fair value of the goodwill based on the net assets acquired.

(e)	To reflect the fair value of the contingent earn-out cash payments potentially owed to the Sellers in connection with the WEBA Acquisition.

(f)	To reflect the elimination of WEBA’s shareholders’ equity and Company Common Stock issued as purchase consideration.

(g)	To eliminate sales made by WEBA to the Company during the periods presented.

(h)	To reflect estimated amortization expense of identifiable intangible assets of $320,247 and $426,996, for the nine months ended September 30, 2016 and for the year ended December 31, 2015, respectively, as if the acquisition had occurred at the beginning of the periods presented.

(i)	To reflect exchange of debt for stock.

(j)	To reflect promissory notes issued to the Sellers in connection with the WEBA Acquisition.

(k)	To reflect interest expense on the promissory notes issued to the Sellers in connection with the WEBA Acquisition for the periods presented.

(l)	To reflect the income tax benefit generated by the WEBA Acquisition.